Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256598

STRATEGIC STORAGE TRUST VI, INC.

SUPPLEMENT NO. 2 DATED MAY 20, 2025

TO THE PROSPECTUS DATED APRIL 22, 2025

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust VI, Inc. dated April 22, 2025 and Supplement No. 1 dated May 16, 2025. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

Closedown of the Primary Offering

On May 20, 2025, our board of directors approved the closing of the primary portion of our public offering (the “Closedown”), effective as of the close of business on May 30, 2025 (the “Closedown Date”). In addition, our board of directors may close the primary portion of our public offering prior to the Closedown Date in its sole discretion.

In connection with the Closedown, our policy will be to accept subscription agreements only if they are received by our transfer agent on or before the close of business on the Closedown Date. For non-custodial account subscriptions received by the Closedown Date, such accounts should be fully funded and in good order no later than the close of business 30 days after the Closedown Date. For custodial account subscriptions received by the Closedown Date, such accounts should be fully funded and in good order no later than the close of business 60 days after the Closedown Date.

Below are some of the key factors our board of directors considered in approving the Closedown:

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Cost Efficiency: The significant costs and internal resources associated with maintaining a public registration of our common stock with the SEC, FINRA, and the various states;
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Robust Portfolio: The size of our portfolio consisting of 26 operating properties with approximately 2.2 million net rentable square feet diversified across high-growth North American markets; and
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Operational Focus: Prioritizing our focus on continued portfolio stabilization and performance, with the first quarter of 2025 showing 6.8% higher same-store revenues, 13.6% higher net operating income, and a 2.1% increase in same-store occupancy to 92.0% compared to the first quarter of 2024.